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                                                                     Exhibit 3.1

                           CERTIFICATE OF AMENDMENT OF
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                       FIRST VIRTUAL COMMUNICATIONS, INC.

      FIRST VIRTUAL COMMUNICATIONS, INC. (the "CORPORATION"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

      FIRST: The name of the Corporation is First Virtual Communications, Inc., and the original name of the Corporation is First Virtual Merger Corporation.

      SECOND: The date on which the Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is October 29, 1997. The date on which the Corporation's Certificate of Ownership and Merger merging First Virtual Corporation and First Virtual Merger Corporation was filed with the Secretary of State of the State of Delaware is December 2, 1997. The date of the filing of the Corporation's Amended and Restated Certificate with the Secretary of State of the State of Delaware is May 4, 1998 (the "RESTATED CERTIFICATE"). The date of the filing of the Corporation's Certificate of Ownership and Merger merging FVC.COM, Inc. and First Virtual Corporation with the Secretary of State of the State of Delaware is August 3, 1998. The date on which the Corporation's Certificate of Designation of Series A Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware is June 8, 2000. The date of the filing of the Corporation's Certificate of Ownership and Merger merging First Virtual Communications, Inc. and FVC.COM, Inc. with the Secretary of State of the State of Delaware is February 2, 2001. The date on which the Corporation's first Certificate of Amendment to the Restated Certificate was filed with the Secretary of State of the State of Delaware is June 19, 2001.

      THIRD: This Certificate of Amendment amends certain provisions of the Restated Certificate and has been duly adopted by the Board of Directors of the Corporation acting in accordance with the provisions of Sections 141(f) and 242 of the DGCL, and further adopted in accordance with the provisions of Sections 211 and 242 of the DGCL by the stockholders of the Corporation and shall become effective on Friday, June 27, 2003 at 5:00 p.m. EDT.

      FOURTH: Paragraph A of Article IV of the Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

            "A. This corporation is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares which the corporation is authorized to issue is One Hundred Five Million (105,000,000) shares. One Hundred Million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001). Upon the filing of this Certificate of Amendment, every five (5) shares of Common Stock outstanding shall be combined into one (1) share
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            of Common Stock; provided however, that the Corporation
            shall issue no fractional shares of Common Stock, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share based upon the closing sales price of the Corporation's Common Stock as reported on the Nasdaq SmallCap Market as of the date this Certificate of Amendment is filed with the Secretary of the State of Delaware."

      IN WITNESS WHEREOF, First Virtual Communications, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer and President as of June 26, 2003.

                                   FIRST VIRTUAL COMMUNICATIONS, INC.

                                   By: /s/ Jonathan G. Morgan
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                                         Jonathan G. Morgan
                                         Chief Executive Officer and President